Exhibit 16.1
March 5, 2026
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
Dear Sirs/Madams:
We have read Item 4.01 of Fastly, Inc.'s Form 8-K dated March 5, 2026, and have the following comments:
1.We agree with the statements made in paragraphs two through six.
2.We have no basis on which to agree or disagree with the statements made in the first paragraph.
Yours truly,
/s/ DELOITTE & TOUCHE LLP